EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of BRF — Brasil Foods S.A. (formerly named Perdigao S.A.) (the “Company”) and to the incorporation by reference therein of our report dated January 31, 2007, with respect to the Batávia S.A. Indústria de Alimentos financial statements, which was consolidated in the Company consolidated financial statement included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Gilberto de Souza Schlichta
Director
CRC 1PR035.508/O-5 “S”SP
BDO Trevisan Auditores Independentes
CRC 2SP013439/O-5
Sao Paulo, Brazil
July 9, 2009